UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2016

Affinity Gaming
(Exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3755 Breakthrough Way Suite 300 Las Vegas, NV	89135	(702) 341-2400
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2016, Affinity Gaming (the “Company”) announced the appointment of Jeffrey Solomon as the Company’s Senior Vice President and Chief Operating Officer, effective February 29, 2016.

Mr. Solomon, 46, previously served at Caesars Entertainment (formerly Harrah’s Entertainment) in various capacities since November 2001, most recently as Senior Vice President of Marketing Strategy/Regional CMO. Previously, he led operations at various Las Vegas casinos, including at Imperial Palace Hotel & Casino and Rio All-Suite Hotel and Casino. Mr. Solomon holds an MBA from the UCLA Anderson School of Management and a Bachelor’s Degree in History from Dartmouth College.

Under the terms of the Company’s employment agreement with Mr. Solomon (the “Employment Agreement”), he is entitled to receive an annual base salary of $400,000, subject to periodic adjustment at the Company’s discretion. Mr. Solomon will also be eligible to receive an annual bonus of up to 60% of his base salary based on the achievement of certain collective and individual goals, as established by the Company’s Board of Directors (the “Board”), during the applicable fiscal year. Further, Mr. Solomon is entitled to receive equity-based awards under the Company’s long-term incentive plan, including an initial award of 18,000 restricted shares of the Company’s common stock to vest in equal installments on March 1, 2017, 2018 and 2019, and which will vest immediately in the event of an acquisition of all or substantially all of the common stock or assets of the Company by a third party other than Z Capital Partners, L.L.C. or its affiliates (“Z Capital”) before March 1, 2019 (or will be cancelled and replaced with equity or phantom equity of the merged entity in the event of such an acquisition of the Company by Z Capital). Also, pursuant to the Employment Agreement, Mr. Solomon will receive an additional award of 15,000 restricted shares of the Company’s common stock in the first quarter of 2016 to vest upon the execution of a binding agreement for an acquisition of the Company or substantially all of the Company’s assets at a price or net asset valuation of $22.50 per share or greater, as may be adjusted by the Board. Mr. Solomon will also be eligible to receive an annual award, to be made in the first quarter of each of 2016, 2017 and 2018, of options to purchase 80,000 shares of the Company’s common stock, 40,000 of which will vest in equal installments on March 31 of each of the three consecutive calendar years following the date of the respective award, and 40,000 of which will be subject to certain performance criteria and vest in equal installments, subject to Mr. Solomon’s satisfaction of such criteria, no later than March 31 of each of the three consecutive calendar years following the date of the respective award, with the actual date of vesting, the applicable performance criteria and Mr. Solomon’s satisfaction of such criteria to be determined by the Compensation Committee of the Board, in its sole discretion.

The Employment Agreement also provides certain other benefits and perquisites generally made available to similarly situated employees, including reimbursement for all reasonable business expenses and the option to participate in certain employee benefit plans, provided that Mr. Solomon otherwise meets the eligibility requirements of those plans.

In the event that the Company terminates Mr. Solomon’s employment without “cause” or he resigns for “good reason,” subject to his execution of a release of claims, he shall be entitled to receive (i) continued payment of his base salary for one year, (ii) a lump-sum payment of the incentive bonus that would have been paid to him based on the Company’s actual performance for the year in which the termination occurred, pro-rated to the date of termination (or, in the event the termination occurs in 2016, 60% of Mr. Solomon’s 2016 base salary), (iii) continued participation in the Company’s group medical plan until the earlier to occur of his (a) no longer being eligible to receive the foregoing salary continuation, or (b) the date on which he becomes eligible for coverage by another entity, and (iv) full acceleration of any unvested restricted shares or stock options subject only to time-based (and not performance-based) vesting.

Mr. Solomon has also agreed to standard provisions concerning non-disclosure and use of confidential and proprietary information, assignment of intellectual property rights, non-solicitation of the Company’s employees and service providers, non-competition and non-disparagement. In connection with his employment, the Company intends to enter into an indemnification agreement with Mr. Solomon on the Company’s standard form of indemnification agreement with directors and executive officers.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Mr. Solomon, on the one hand, and any of the Company’s directors or executive officers, on the other hand.

A copy of the Company’s press release announcing the appointment of Mr. Solomon is furnished as Exhibit 99.1 hereto.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Affinity Gaming

Date:	February 25, 2016	By:	/s/ Walter Bogumil
		Name:	Walter Bogumil
		Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued on February 25, 2016, by Affinity Gaming.